INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (this “Agreement”) made as of April 1, 2025 by and between ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC, a Delaware limited liability company (the “Fund”), and ADAMS STREET ADVISORS, LLC, a Delaware limited liability company (the ”Adviser”).

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and for other good and valuable consideration, the parties agree as follows:

1.    Duties of the Adviser

(a)    The Fund appoints the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the board of directors of the Fund (the “Board”), for the period and upon the terms herein set forth, in accordance with the: (x) investment objective, policies and restrictions that are set forth in the Fund’s prospectus and statement of additional information in effect from time to time; (y) 1940 Act, Advisers Act and all other applicable federal and state laws; and (z) Fund’s limited liability company agreement, as may be amended and/or restated from time to time. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Fund, the nature and timing of changes therein and the manner of implementing such changes; (ii) identify/source, research, evaluate and negotiate the structure of the investments made by the Fund; (iii) execute, close, service and monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain or sell; (v) perform due diligence on prospective and existing portfolio companies; (vi) determine the fair value of equity and debt securities that are not publicly traded or whose market prices are not readily available, subject to the oversight of the Board; and (vii) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for purchase or sale transactions on behalf of the Fund, and the Fund’s allocation of brokerage commissions. In the event that the Fund, consistent with its investment objective and policies, determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the 1940 Act. The Fund also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.

(b)    The Adviser accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)    Subject to the requirements of the 1940 Act, the Adviser is authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”), pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject in all cases to the oversight of the Adviser and the Fund. The Adviser, and not the Fund, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act, the Advisers Act and other applicable federal and state laws. Nothing in this Subsection (c) will obligate the Adviser to pay any expenses that are expenses of the Fund under Section 2 hereof.

(d)    For all purposes herein provided, the Adviser, and any Sub-Adviser, shall be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(e)    The Adviser shall keep and preserve, in the manner and for the period required by the 1940 Act, any books and records relevant to the provision of its investment advisory services to the Fund, shall specifically maintain all books and records in accordance with Section 31(a) of the 1940 Act with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request, provided that the Adviser may retain a copy of such records.

2.    Fund’s Responsibilities and Expenses Payable by the Fund. Except as otherwise provided herein or in the administration agreement dated as of April 1, 2025 (as may be amended and/or restated from time to time, the “Administration Agreement”), between the Fund and the Adviser, or in any other related agreement, written arrangement or set of policies, all investment professionals of the Adviser (or its affiliates) and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the base compensation, bonus and benefits and the routine overhead expenses (including rent, utilities and office supplies) of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund. The Fund shall bear all other costs and expenses of its operations, administration and transactions, including those relating to:

(a)    organizational expenses of the Fund;

(b)    calculating the net asset value (“NAV”) of the Fund, including the cost and expenses of any independent valuation firm or pricing service;

(c)    fees and expenses incurred by the Adviser and payable to third parties, including agents, bankers, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments, performing due diligence on prospective portfolio companies, and if necessary, in respect of enforcing the Fund’s rights with respect to investments in existing portfolio companies, or otherwise relating to, or associated with, evaluating and making investments, whether or not consummated, which fees and expenses include, among other items, due diligence reports, appraisal reports, research and market data services (including an allocable portion of any research or other service that may be deemed to be bundled for the benefit of the Fund), any studies commissioned by the Adviser, costs of meetings, industry conferences and similar events hosted or attended by the Adviser, its affiliates or any of their respective employees, and travel, lodging and meal expenses;

(d)    costs associated with indebtedness or guarantees, including interest payable on debt, if any, incurred by the Fund to finance its investments, debt service and all other costs of borrowings or other financing arrangements (including fees and other expenses), and expenses related to unsuccessful portfolio acquisition efforts;

(e)    offerings of shares of limited liability company interests (“Shares”) and other securities of the Fund;

(f)    the Management Fee (defined below);

(g)    the Incentive Fee (defined below);

(h)    any distribution and/or servicing fee, as described in the Fund’s prospectus;

(i)    administration fees and expenses payable under the Administration Agreement and any sub-administration agreements;

(j)    any expense reimbursements;

(k)    fees payable to third parties, including agents, bankers, consultants or other advisors, relating to, or associated with, evaluating and making investments in portfolio companies, including costs associated with meeting financial sponsors;

(l)    fees and expenses incurred by the Fund for escrow agent, transfer agent, dividend agent, custodian and other service providers;

(m)    U.S. federal and state registration and franchise fees;

(n)    fees payable to rating agencies;

(o)    U.S. federal, state and local taxes, non-U.S. taxes, and related costs and expenses, including costs of tax return preparation and other compliance costs, and costs incurred in connection with any audit or other inquiry, tax litigation or any other contests, governmental charges, fees, penalties and duties assessed or borne by the Fund;

(p)    independent directors’ fees and expenses;

(q)    expenses related to meetings of the Board;

(r)    costs of any reports, proxy statements or other notices to shareholders, including printing and mailing costs;

(s)    costs associated with individual or group shareholders, including the costs of any shareholder meetings or communications and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

(t)    costs of any activities undertaken with respect to the protection of confidential or non-public information or data;

(u)    costs of preparing financial statements and maintaining books and records;

(v)    costs of preparing and filing reports or other documents with the Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc., U.S. Commodity Futures Trading Commission and other regulatory bodies, and other reporting and compliance costs, and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(w)    costs associated with compliance with Sarbanes-Oxley Act of 2002, as amended;

(x)    the Fund’s allocable portion of any fidelity bond, directors’ and officers’ errors and omissions liability insurance policies, cybersecurity policies and any other insurance premiums or other costs;

(y)    direct costs and expenses of administration, including printing, mailing, long distance telephone, cellular phone and data service, copying, secretarial and other staff, independent auditors and outside legal costs;

(z)    proxy voting expenses;

(aa)    costs of effecting sales and any repurchases of Shares and other securities;

(bb)    fees and expenses associated with marketing efforts (including travel expenses and costs associated with attendance at meetings, investment conferences and similar events), design and website expenses;

(cc)    commissions and other compensation payable to brokers or dealers;

(dd)    costs of information technology and related costs, including costs related to software, hardware and other technological systems (including specialty and custom software);

(ee)    indemnification payments;

(ff)    costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Fund and the amount of any judgment or settlement paid in connection therewith;

(gg)    extraordinary or non-recurring expenses or liabilities incurred by the Fund outside of the ordinary course of its business, including litigation;

(hh)    costs of derivatives and hedging;

(ii)    certain costs and expenses relating to distributions paid on the Shares and other securities;

(jj)    all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments, including any potential investments that are not ultimately made, including any reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments, including expenses relating to unconsummated investments that may have been attributable to co-investors had such investments been consummated;

(kk)    expenses borne indirectly through the Fund’s investments in underlying investment funds, including, without limitation, any fees and expenses of such investment funds (such as management fees, incentive fees or carried interest allocations and pass through expenses, costs and fees);

(ll)    costs associated with currency conversion and translation;

(mm)   costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(nn)    fees, costs and expenses of winding up and liquidating the Fund’s assets;

(oo)    costs associated with technology integration between the Fund’s systems and those of the Fund’s participating intermediaries;

(pp)    all travel and related expenses of the directors or trustees (as the case may be), officers, managers, partners, agents and employees of the Fund and Adviser (and/or its affiliates) incurred in connection with attending meetings of the Board or shareholders or performing other business activities that relate to the Fund;

(qq)    dues, fees and charges of any trade association of which the Fund is a member;

(rr)    costs associated with events and trainings of the Board (including travel);

(ss)    third party costs incurred in connection with gathering, analyzing and reporting environmental, social or governance information related to the Fund’s portfolio investments, if any, including such information related to or required by applicable U.S. or non-U.S. law or regulation;

(tt)    costs incurred in connection with structuring, organizing, operating, maintaining and liquidating entities or vehicles to hold the Fund’s assets for tax or other purposes; and

(uu)    any and all other expenses incurred by the Fund or the Adviser (and/or its affiliates) in connection with administering the Fund’s business, including payments made under the Administration Agreement based upon the Fund’s allocable portion (subject to the review and approval of the Fund’s independent directors) of the Adviser’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the costs of the compensation, benefits and related administrative expenses (including travel expenses) of the Fund’s officers who provide operational, administrative, legal, compliance, finance and accounting services to the Fund, including the Fund’s chief compliance officer and chief financial officer, their respective staffs and other professionals who provide services to the Fund (including, in each case, employees of the Adviser and/or its affiliates) and assist with the preparation, coordination, and administration of the foregoing or provide other “back-office” or “middle-office” financial or operational services to the Fund. Notwithstanding anything to the contrary contained herein, the Fund shall reimburse the Adviser (and/or its affiliates) for an allocable portion of the compensation paid by the Adviser (and/or its affiliates) to such individuals (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Fund and in acting on behalf of the Fund).

For the avoidance of doubt, the Fund shall be responsible for the costs and expenses set forth in the foregoing clauses (a) through (uu) incurred during periods prior to the date on which the Fund commenced operations.

3.    Compensation of the Adviser. The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components: a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Fund may adopt, a deferred compensation plan pursuant to which the Adviser may elect to defer all or a portion of its fees hereunder for a specified period of time. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Management Fee and/or the Incentive Fee.

(a)    The Management Fee shall be calculated and paid as set forth on Schedule A hereto, as such schedule may be amended and/or restated from time to time.

(b)    The Incentive Fee shall be calculated and paid as set forth on Schedule A hereto, as such schedule may be amended and/or restated from time to time.

4.    Covenants of the Adviser. The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.    Excess Brokerage Commissions. The Adviser is authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net result for the Fund.

6.    Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Fund in the best interest of the Fund and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended and/or restated from time to time. The Fund has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Fund.

7.    Limitations on the Employment of the Adviser. The services of the Adviser to the Fund are not, and shall not be, exclusive. The Adviser may engage in any other business or render similar or different services to others including the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund; provided that it remains able to perform its obligations to the Fund hereunder. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser

(or an affiliate) to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Fund, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Adviser shall be the only investment adviser for the Fund, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

Subject to any restrictions prescribed by law, by the provisions of the Codes of Ethics of the Fund and the Adviser and by the Adviser’s allocation policy, the Adviser and members, officers, employees and agents of the Adviser (or its affiliates) shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Fund or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Fund; provided that the Adviser allocates investment opportunities to the Fund, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts. The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Fund of any security that the Adviser and members, officers, employees or agents of the Adviser (or its affiliates) may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Fund. Moreover, it is understood that when the Adviser determines that it would be appropriate for the Fund and one or more Managed Accounts to participate in the same investment opportunity, the Adviser shall seek to execute orders for the Fund and for such Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time. In such situations, the Adviser may (but is not required to) place orders for the Fund and each Managed Account simultaneously or on an aggregated basis. If all such orders are not filled at the same price, the Adviser may cause the Fund and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Fund and all relevant Managed Accounts on each applicable day. If all such orders cannot be fully executed under prevailing market conditions, the Adviser may allocate the investment opportunities among participating accounts in a manner that the Adviser considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Adviser deems relevant.

8.    Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser (or an affiliate) is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, officer and/or employee of the Adviser (or an affiliate) shall be deemed to be acting in such capacity solely for the Fund and not as a manager, partner, officer and/or employee of the Adviser (or an affiliate) or under the control or direction of the Adviser (or an affiliate), even if paid by the Adviser (or an affiliate).

9.    Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Fund or its shareholders for any action taken or omitted to be taken by the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

10.    Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective on the date the Fund commences investment operations following the time its registration statement is declared effective. This Agreement shall continue for a term of two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund and (b) the vote of a majority of the Fund’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of the Fund’s directors or by the Adviser, or by the vote of a majority of the outstanding voting securities of the Fund. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Indemnified Parties shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

11.    Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office, or alternatively shall be given by email to the chief legal officer or chief compliance officer of the respective party and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12.    Amendments. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

13.    Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the

State of Delaware, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONFIRMS AND AGREES THAT IT IS AND SHALL CONTINUE TO BE (i) SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE.

14.    No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

15.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17.    Survival of Certain Provisions. The provisions of Sections 9, 13, 14 and 15 of this Agreement shall survive any termination or expiration of this Agreement and the dissolution, termination and winding up of the Fund.

18.    Certain Matters of Construction.

(a)    The words “hereof,” “hereto,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section hereof shall include all subsections thereof.

(b)    Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c)    The word “including” shall mean including without limitation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC

By:	/s/ Eric Mansell
Name:	Eric Mansell
Title:	Chief Legal Officer

ADAMS STREET ADVISORS, LLC

By:	/s/ Eric Mansell
Name:	Eric Mansell
Title:	Chief Legal Officer, Executive Vice President and Partner

[Signature Page to Investment Advisory Agreement]

SCHEDULE A

CALCULATION AND PAYMENT OF MANAGEMENT FEE AND INCENTIVE FEE

Management Fee

In consideration of the advisory services provided by the Adviser, the Fund shall pay the Adviser a Management Fee at an annual rate of 1.00% based on the value of the Fund’s net assets calculated and accrued monthly as of the last business day of each month, and payable monthly in arrears within five (5) business days after the completion of the NAV computation for the month.

The Management Fee for any partial period will be appropriately prorated based on the actual number of days elapsed relative to the total number of days in such calendar month.

For purposes of determining the Management Fee: (i) the Fund’s net assets means its total assets less liabilities determined on a consolidated basis in accordance with U.S. Generally Accepted Accounting Principles (GAAP); and (ii) the value of the Fund’s net assets will be calculated prior to the inclusion of the Management Fee and Incentive Fee, if any, payable to the Adviser or to any purchases or repurchases of Shares or any distributions by the Fund.

Incentive Fee

At the end of each calendar quarter of the Fund, the Adviser shall be entitled to receive an Incentive Fee equal to 10% of the excess, if any, of (i) the net profits of the Fund for the relevant period over (ii) the then balance, if any, of the Loss Recovery Account (as defined below). The Incentive Fee will be accrued monthly and paid quarterly.

For the purposes of the Incentive Fee and Loss Recovery Account, the term “net profits” shall mean the amount by which (i) the sum of (A) the NAV of the Fund as of the end of such quarter, (B) the aggregate repurchase price of all Shares repurchased by the Fund during such quarter and (C) the amount of dividends and other distributions paid in respect of the Fund during such quarter and not reinvested in additional Shares through the Fund’s distribution reinvestment plan (the “DRIP”) exceeds (ii) the sum of (X) the NAV of the Fund as of the beginning of such quarter and (Y) the aggregate issue price of Shares of the Fund issued during such quarter (excluding any Shares of such class issued in connection with the reinvestment through the DRIP of dividends paid, or other distributions made, by the Fund through the DRIP).

The Fund will maintain a memorandum account (the “Loss Recovery Account”), which will have an initial balance of zero and will be (i) increased upon the close of each calendar quarter of the Fund by the amount of the net losses of the Fund for the quarter, before giving effect to any repurchases or distributions for such quarter, and (ii) decreased (but not below zero) upon the close of each calendar quarter by the amount of the net profits of the Fund for the quarter. For purposes of the Loss Recovery Account, the term “net losses” shall mean the amount by which (i) the sum of (A) the NAV of the Fund as of the beginning of such quarter and (B) the aggregate issue price of Shares of the Fund issued during such quarter (excluding any Shares of such class issued in connection with the reinvestment of dividends paid, or other distributions made, by the Fund through the DRIP) exceeds (ii) the sum of (X) the NAV of the Fund as of the end of such quarter, (Y) the aggregate repurchase price of all Shares repurchased by the Fund during such quarter and (Z) the amount of dividends and other distributions paid in respect of the Fund during such quarter and not reinvested in additional Shares through the DRIP. For purposes of the “net losses” calculation, the NAV shall include unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses).

A-1